Exhibit 99.1

HCC INSURANCE HOLDINGS ANNOUNCES ENTRY INTO CROP INSURANCE BUSINESS WITH ACQUISITION OF PRODUCERS AG INSURANCE GROUP

HOUSTON (September 30, 2014) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced it has reached a definitive agreement to acquire Producers Ag Insurance Group, Inc. (ProAg) from CUNA Mutual Group in an all-cash purchase of ProAg’s capital stock for $110 million, subject to a net worth adjustment at closing as described in the purchase agreement.  The transaction, which is subject to regulatory approvals, is expected to close in the first quarter of 2015.  ProAg’s current management team will continue to operate the business.

ProAg is one of the leading writers of crop insurance in the United States with gross earned premiums of $633.5 million in 2013.  The company writes multi-peril crop, crop hail, named peril and livestock insurance.  In 2013, ProAg was the sixth largest writer of multi-peril crop insurance and crop hail insurance, with a 5% market share.  The company is headquartered in Amarillo, Texas with seven offices across the United States.  ProAg employs approximately 500 people supporting operations in 41 states.

“Crop insurance is a non-correlated line of business we strategically targeted to add to HCC’s diversified portfolio of specialty insurance businesses.  We believe ProAg provides a solid platform to incrementally grow our profitability.  We are pleased to welcome the ProAg management team and employees to HCC,” said Christopher J.B. Williams, HCC’s Chief Executive Officer.

“ProAg is excited about the opportunity to continue building our crop insurance franchise under HCC’s ownership.  With HCC’s guidance and support, we expect ProAg’s strong agricultural risk management program to thrive and grow,” said Michael E. Connealy, ProAg’s President and Chief Executive Officer.

J.P. Morgan Securities LLC served as exclusive financial advisor to HCC on the transaction.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of June 30, 2014, HCC had assets of $10.9 billion and shareholders’ equity of $3.9 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:         Doug Busker, Director of Investor Relations

HCC Insurance Holdings, Inc.

Telephone:  (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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